Exhibit (a)(1)(D)
ELECTION OF ELIGIBLE OPTIONS (FOR USE BY FACSIMILE)
AMERICAN REPROGRAPHICS COMPANY
OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS FOR NEW OPTIONS
ELECTION FORM
THE OFFER EXPIRES AT 9:00 P.M., PACIFIC TIME, ON MAY 20, 2009, UNLESS THE OFFER
IS EXTENDED
Before signing this Election Form, please make sure you have received, read and understand the documents that make up this Offer, including (1) the Offer to Exchange Certain Outstanding Options for New Options (referred to as the “Offer to Exchange” or the “Offer”); (2) the Instructions Forming Part of the Terms and Conditions of the Offer (the “Instructions”); (3) this Election Form; and (4) the Agreement to Terms of Election (“Election Agreement”) before completing and signing this page. The Offer is subject to the terms of these documents as they may be amended. The Offer provides Eligible Employees who hold Eligible Options the opportunity to exchange these options for New Options as set forth in Section 2 of the Offer to Exchange. This Offer expires at 9:00 p.m., Pacific Time, on May 20, 2009, unless extended. PLEASE FOLLOW THE INSTRUCTIONS ATTACHED TO THIS FORM.
If you wish to participate in the Offer, please check the “Yes” box in the “Exchange Entire Eligible Option” column. Please note that if the “No” box is checked under the “Exchange Entire Eligible Option” column, the Eligible Option will not be exchanged and your Eligible Option will remain outstanding subject to its original terms.

Shares Subject
Original	Original Exercise	to Eligible
Grant Date	Price Per Share	Options	Exchange Entire Eligible Option
☐ Yes, exchange Eligible Option ☐ No, retain Eligible Option

☐ Yes, exchange Eligible Option ☐ No, retain Eligible Option

☐ Yes, exchange Eligible Option ☐ No, retain Eligible Option

☐ Yes, exchange Eligible Option ☐ No, retain Eligible Option

☐ Yes, exchange Eligible Option ☐ No, retain Eligible Option
Please indicate your election by checking one of the boxes above. You must sign, date and deliver this completed Election Form to Araxi Sahakian via hand delivery or facsimile to (818) 500-1678 by 9:00 p.m., Pacific Time, on May 20, 2009 in accordance with the Instructions.

In accordance with the terms outlined in the Offer documents, if you elect to exchange your Eligible Options, your Eligible Options will be exchanged for new nonstatutory options on a one-for-one basis, as described in Section 2 of the Offer to Exchange (the “New Options”).
Each New Option will vest in accordance with the following schedule: fifty percent (50%) of the shares subject to each New Option will vest on the one-year anniversary of the New Option grant date and the remaining fifty percent (50%) will vest on the two-year anniversary of the New Option grant date. See Section 9 of the Offer to Exchange for further details. Vesting on any date is subject to your continued service to American Reprographics Company (“ARC” or the “Company”) or its subsidiaries or affiliates through each relevant vesting date. You will lose your rights to all exchanged options that are cancelled under the Offer.
BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE OFFER DOCUMENTS.
In making this election, you agree that ARC may use, collect and transfer your personal data for the purpose of implementing, administering and managing your participation in the Offer to Exchange. Such personal data may be transferred to ARC and to any third parties assisting ARC with the Offer to Exchange, and these recipients may be located in the U.S. or elsewhere.
Please note that you may change your election by submitting a new properly completed and signed Election Form prior to the Expiration Date, which will be 9:00 p.m., Pacific Time, on May 20, 2009, unless we extend the Offer. The last valid election in place prior to the expiration of the Offer shall control.
Your signature and submission of this Election Form indicates that you have read and agreed to the Agreement to the Terms of Election attached hereto.
[Signature Page Follows]

(Signature of Optionee or Authorized Signatory)

(Optionee’s Name, please print in full)
Date:                                           , 2009
Address:

E-mail address:
FAX OR HAND DELIVER THIS ENTIRE ELECTION FORM TO ARAXI SAHAKIAN NO LATER THAN 9:00 P.M., PACIFIC
TIME, ON MAY 20, 2009.
(Fax to (818) 500-1678)
DELIVERY OF YOUR PAPER ELECTION FORM OTHER THAN VIA FACSIMILE OR HAND DELIVERY, OR TO A NUMBER
OTHER THAN THE FACSIMILE NUMBER ABOVE, WILL NOT
CONSTITUTE VALID DELIVERY.
[SIGNATURE PAGE TO ELECTION FORM]

AMERICAN REPROGRAPHICS COMPANY
INSTRUCTIONS FORMING PART OF THE
TERMS AND CONDITIONS OF THE OFFER
     1. Definitions. All terms used but not defined herein have the meanings given to such terms in the Offer to Exchange Certain Outstanding Options for New Options, dated April 22, 2009 (the “Offer to Exchange”).
     2. Delivery of Election Form. A properly completed and duly executed Election Form must be received by ARC by 9:00 p.m. Pacific Time on May 20, 2009 (unless the Offer is extended). We will not accept delivery of any Election Form after expiration of the Offer. If we do not receive a properly completed and duly executed Election Form (either electronically through the Offer website or through a paper Election Form) from you before the expiration of the Offer, we will not accept your Eligible Options for exchange, and such Eligible Options will not be exchanged pursuant to this Offer.
     If you are not able to submit your election electronically via the Offer website as a result of technical failures, such as the website being unavailable or the website not accepting your election, or if you do not otherwise have access to the Offer website for any reason (including lack of internet services), in order to participate in the Offer, you must complete a paper Election Form and return it to Araxi Sahakian at the Company via hand delivery or facsimile at (818) 500-1678 before 9:00 p.m., Pacific Time, on May 20, 2009 (unless the Offer is extended). To obtain a paper Election Form, please either print the Election Form from the Offer website or call (925) 949-5134 or send an e-mail to exchange@e-arc.com.
     ARC intends to confirm the receipt of your Election Form by e-mail within two (2) U.S. business days. If you have not received an e-mail confirmation that ARC received your response, we recommend that you confirm that we have received your Election Form. If you need to confirm receipt after two (2) U.S. business days have elapsed, you may call (925) 949-5134 or send an e-mail to exchange@e-arc.com.
     You may change your mind after you have submitted an Election Form and submit a new Election Form at any time before the Expiration Date, which is expected to be May 20, 2009, at 9:00 p.m. Pacific Time, unless the Offer is extended. If we extend the Expiration Date, you may submit a new Election Form with respect to some or all of your Eligible Options at any time until the extended Offer expires. You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form we receive before 9:00 p.m. Pacific Time on May 20, 2009 (unless we extend the Offer).
     To validly change or withdraw your election, you must access the Offer website at https://e-arc.equitybenefits.com and complete and deliver a new Election Form electronically or fill-out and deliver a new paper Election Form to Araxi Sahakian at ARC via hand delivery or facsimile at (818) 500-1678 prior to the expiration of the Offer. You should print or make a copy of your new, completed Election Form and confirmation statement (if you submit electronically) and keep those documents with your other records for the Offer.

     While participation in the Offer is completely voluntary, if you elect not to exchange some or all of your Eligible Options pursuant to the Offer, then you will retain the Eligible Options under their original terms.
     3. Exchange. If you intend to exchange your Eligible Options pursuant to the Offer, you must access your account at the Offer website at https://e-arc.equitybenefits.com, properly complete and duly execute the Election Form or fill out and properly submit a duly executed and dated paper Election Form.
     4. Signatures on This Election Form. If you submit a paper Election Form you must physically sign the Election Form.
     5. Requests for Assistance or Paper Copies. If you need paper copies of the Offer documents or the Election Forms, you should call (925) 949-5134 or send an e-mail to exchange@e-arc.com. Copies will be furnished promptly at ARC’s expense. You can also view and print documents at https://e-arc.equitybenefits.com.
     For general questions concerning this Offer, please call (925) 949-5134 or send an e-mail to exchange@e-arc.com.
     6. Reservation of Rights. ARC reserves the right, at our discretion, at any time, to extend the period of time during which the Offer is open and delay the acceptance for exchange of any options. If we elect to extend the period of time during which this Offer is open, we will give you written notice of the extension and delay, as described below. If we extend the Expiration Date, we will also extend your right to make or withdraw elections with respect to Eligible Options until such extended Expiration Date. In the case of an extension, we will issue a press release, e-mail or other form of communication no later than 6:00 a.m., Pacific Time, on the next U.S. business day after the previously scheduled Expiration Date.
     We also reserve the right, in our reasonable judgment, before the Expiration Date to terminate or amend the Offer by giving written notice of the termination or postponement to you or by making a public announcement of the termination.
     Subject to compliance with applicable law, we further reserve the right, before the Expiration Date, in our discretion, to amend the Offer in any respect, including by decreasing or increasing the consideration offered in this Offer or by decreasing or increasing the number of options being sought in this Offer.
     7. Important Tax Information. If you are a U.S. tax resident, you should refer to Section 14 of the Offer to Exchange, which contains material U.S. federal income tax information concerning the Offer. If you are an employee residing outside the U.S., you should refer to Section 15 and Schedule E of the Offer to Exchange. We strongly recommend that you consult your financial, legal and/or tax advisors with respect to the U.S. federal, state, local and any non-U.S. tax or other legal consequences of participating or not participating in the Offer.
     8. Copies. You should print a copy of this Election Form, after you have completed it, and retain it for your records, or you should make a copy of your paper Election Form and retain it for your records.

     9. Paper Delivery. Please remember that if you are not able to submit your election electronically via the Offer website as a result of technical failures of the Offer website, such as the Offer website being unavailable or the Offer website not accepting your election, or if you do not otherwise have access to the Offer website for any reason (including lack of internet services), in order to participate in the Offer, you must complete a paper Election Form and return it to Araxi Sahakian at the Company via hand delivery or facsimile at (818) 500-1678 before 9:00 p.m., Pacific Time, on May 20, 2009 (unless the Offer is extended). To obtain a paper Election Form, please either print this Election Form or call (925) 949-5134 or send an e-mail to exchange@e-arc.com.
IMPORTANT: IN ORDER FOR YOU TO PARTICIPATE, A VALID, COMPLETED AND SIGNED ELECTION FORM MUST
BE RECEIVED BY ARC BY 9:00 P.M. PACIFIC TIME ON MAY 20, 2009 (UNLESS WE EXTEND THE OFFER).

AMERICAN REPROGRAPHICS COMPANY
AGREEMENT TO TERMS OF ELECTION
     BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE OFFERING DOCUMENTS.
     If you would like to participate in this Offer, please indicate your election by checking the applicable boxes on the Election Form and if submitting a paper Election Form, please return the completed and signed Election Form to Araxi Sahakian at the Company via hand delivery or facsimile at (818) 500-1678 before 9:00 p.m., Pacific Time, on May 20, 2009, unless the Offer is extended.
     You may withdraw this election by submitting a new properly completed and signed Election Form prior to the expiration date which will be 9:00 p.m., Pacific Time, on May 20, 2009, unless we extend the Offer.
     By electing to exchange my Eligible Options, I understand and agree to all of the following:
     1. I hereby agree to exchange my Eligible Options for New Options as indicated on the Election Form in accordance with the terms of the Offer as set forth in the Offer to Exchange, dated April 22, 2009, of which I hereby acknowledge receipt. Each Eligible Option indicated on the Election Form will be cancelled on May 20, 2009 or, if the Offer is extended, on the extended expiration date. The New Options will be granted to me on May 21, 2009 in accordance with the terms of the Offer or, if the Offer is extended, on the first business day following the expiration of the Offer.
     2. The Offer is currently set to expire at 9:00 p.m. Pacific Time on May 20, 2009, unless ARC, in its discretion, extends the period of time during which the Offer will remain open.
     3. If I cease to be employed by ARC or its subsidiaries or affiliates before ARC grants me new options in exchange for my Eligible Options, I will not receive any new options. Instead, I will keep my current Eligible Options, and they will expire in accordance with their terms.
     4. Until May 20, 2009, I will have the right to amend the elections that I have made with respect to some or all of my Eligible Options that I elected to exchange. However, after that date I will have no ability to amend my election unless the Offer is extended. The last properly submitted election, whether electronically or in paper form, prior to the expiration of the Offer shall be binding. Until the Offer period closes on May 20, 2009, I may withdraw my tendered Eligible Options at any time prior to ARC’s acceptance of such options for exchange pursuant to the Offer.
     5. The tender of some or all of my Eligible Option grants will constitute my acceptance of all of the terms and conditions of the Offer. Acceptance by ARC of my Eligible Options for exchange pursuant to the Offer will constitute a binding agreement between ARC and me upon the terms and subject to the conditions of the Offer.
     6. I am the registered holder of the Eligible Options tendered hereby, and my name and other information appearing on the Election Form are true and correct.
     7. I am not required to tender some or all of my Eligible Options pursuant to the Offer.

     8. ARC and/or any independent firms hired with respect to the Offer cannot give me legal, tax or investment advice with respect to the Offer, and I have been advised to consult with my own legal, tax and investment advisors as to the consequences of participating or not participating in the Offer.
     9. Under certain circumstances set forth in the Offer to Exchange, ARC may terminate or amend the Offer and postpone its acceptance of the Eligible Options I have elected to exchange. Should the Eligible Options tendered herewith not be accepted for exchange, such options will continue to be governed by their original terms and conditions.
     10. I understand that if I do not clearly mark the box electing to exchange each of my Eligible Options on the Election Form, such Eligible Options will not be exchanged.
          I understand that if I participate in the Offer, I will receive new options with an exercise price equal to the closing price of ARC’s common stock on the first business day after the Expiration Date of this Offer to Exchange, which is expected to be Thursday, May 21, 2009. I further understand that my new options will be nonstatutory stock options and will vest in accordance with the following schedule: fifty percent (50%) of the shares subject to each new option will vest on the one-year anniversary of the new option grant date and the remaining fifty percent (50%) will vest on the two-year anniversary of the new option grant date, unless certain exercisability restrictions apply due to requirements under local law. I understand that vesting of the new options is subject to my continued service to ARC through each relevant vesting date and that my participation in the Offer and the receipt of new options does not provide me any guarantee or promise of continued service with ARC or its subsidiaries or affiliates.
          I understand that neither ARC nor the Board of Directors of ARC is making any recommendation as to whether I should accept or refrain from accepting the Offer, and that I must make my own decision whether to tender my Eligible Options, taking into account my own personal circumstances and preferences. I understand that the exchanged options may decline in value when I decide to exercise such options. I further understand that past and current market prices of ARC common stock may provide little or no basis for predicting what the market price of ARC common stock will be when ARC grants me new options in exchange for my tendered Eligible Options or at any other time in the future.
          Please read the Offer to Exchange; the Instructions; the Election Form; and the Agreement to Terms of Election.